EXHIBIT 4.3

ANNEX VI
TO
SECURITIES PURCHASE AGREEMENT
<PROTOTYPE FOR EACH ISSUANCE>

FORM OF WARRANT

THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THEIR EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A "NO ACTION" LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

        AMERICAN CHAMPION ENTERTAINMENT, INC.

COMMON STOCK PURCHASE WARRANT

1.      Issuance; Certain Definitions.

In consideration of good and valuable consideration, the receipt of which is hereby acknowledged by AMERICAN CHAMPION ENTERTAINMENT, INC. a Delaware
corporation (the "Company"),                                         or
registered assigns (the "Holder") is hereby granted the right to purchase at any time until 5:00 P.M., New York City time, on January 31, 2003 (the
"Expiration Date"),                       Thousand  (             )  fully paid
and nonassessable shares of the Company's Common Stock, par value $.0001 per share (the "Common Stock") at an initial exercise price per share (the
"Exercise Price") of $             ,  subject to further adjustment as set
forth herein.

2.      Exercise of Warrants.

2.1 General. This Warrant is exercisable in whole or in part at any time and from time to time at the Exercise Price per share of Common Stock payable hereunder, payable in cash or by certified or official bank check. Upon surrender of this Warrant Certificate with the annexed Notice of Exercise Form duly executed (which Notice of Exercise Form may be submitted either by delivery to the Company or by facsimile transmission as provided in Section 8 hereof), together with payment of the Exercise Price for the shares of Common Stock purchased, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased.

2.2     Limitation on Exercise. Notwithstanding the  provisions of this
Warrant, Securities Purchase Agreement, dated January           , 2000 (the
"Securities Purchase Agreement"), between the Company and the Holder (or the Holder's predecessor in interest) or of the other Transaction Agreements (as defined in the Securities Purchase Agreement), in no event (except (i) with respect to an automatic conversion, if any, of a Debenture as provided in the Debentures, (ii) as specifically provided in this Warrant as an exception to this provision, or (iii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the Holder be entitled to exercise this Warrant, or shall the Company have the obligation to issue shares upon such exercise of all or any portion of this Warrant, to the extent that, after such exercise the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debentures or unexercised portion of the Warrants), and (2) the number of shares of Common Stock issuable upon the exercise of the Warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such exercise). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as
otherwise provided in clause (1) of such sentence.   The Holder, by its
acceptance of this Warrant, further agrees that if the Holder transfers or assigns any of the Warrants to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Section
2.2 as if such transferee or assignee  were the original Holder hereof.

3. Reservation of Shares. The Company hereby agrees that at all times during the term of this Warrant there shall be reserved for issuance upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance upon exercise of this Warrant (the "Warrant Shares").

4. Mutilation or Loss of Warrant. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

5. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

6.      Protection Against Dilution.

6.1 Adjustment Mechanism. If an adjustment of the Exercise Price is required pursuant to this Section 6, the Holder shall be entitled to purchase such number of additional shares of Common Stock as will cause (i) the total number of shares of Common Stock Holder is entitled to purchase pursuant to this Warrant, multiplied by (ii) the adjusted Exercise Price per share, to equal (iii) the dollar amount of the total number of shares of Common Stock Holder is entitled to purchase before adjustment multiplied by the total Exercise Price before adjustment.

6.2 Capital Adjustments. In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Company, the provisions of this Section 6 shall be applied as if such capital adjustment event had occurred immediately prior to the date of this Warrant and the original Exercise Price had been fairly allocated to the stock resulting from such capital adjustment; and in other respects the provisions of this Section shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof. A rights offering to stockholders shall be deemed a stock dividend to the extent of the bargain purchase element of the rights.

6.3 Adjustment for Spin Off. If, for any reason, prior to the exercise of this Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or of a part of its assets in a transaction (the "Spin Off") in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, then

(a) the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's unexercised Warrants outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Warrants") been exercised as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the exercise of all or any of the Outstanding Warrants, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the amount of the Outstanding Warrants then being exercised, and (II) the denominator is the amount of the Outstanding Warrants; and

(b) the Exercise Price on the Outstanding Warrants shall be adjusted immediately after consummation of the Spin Off by multiplying the Exercise Price by a fraction (if, but only if, such fraction is less than 1.0), the numerator of which is the Average Market Price of the Common Stock (as defined below) for the five (5) trading days immediately following the fifth trading day after the Record Date, and the denominator of which is the Average Market Price of the Common Stock on the five (5) trading days immediately preceding the Record Date; and such adjusted Exercise Price shall be deemed to be the Exercise Price with respect to the Outstanding Warrants after the Record Date.
 As used herein, the term "Average Market Price of the Common Stock" means the average closing bid price of a share of Common Stock, as reported by Bloomberg, LP or, if not so reported, as reported on the over-the-counter market for the relevant period.

7.      Transfer to Comply with the Securities Act; Registration  Rights.

(a) This Warrant has not been registered under the Securities Act of 1933, as amended, (the "Act") and has been issued to the Holder for investment and not with a view to the distribution of either the Warrant or the Warrant Shares. Neither this Warrant nor any of the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act relating to such security or an opinion of counsel satisfactory to the Company that registration is not required under the Act. Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

(b) Reference is made to the Registration Rights Agreement of even date herewith, to which the Company and the Holder (or Holder's direct or indirect assignor, if any) are parties (the "Registration Rights Agreement"). The Warrant Shares are Registrable Securities, as that term is used in the Registration Rights Agreement. Subject to the provisions of the Registration Rights Agreement, the Company agrees to file an amendment, which shall include the Warrant Shares, to its registration statement on Form S-3 (as so amended, the "Registration Statement"), pursuant to the Act, by the Required Filing Date and to have the registration of the Warrant Shares completed and effective by the Required Effective Date (as those terms are defined in the Registration Rights Agreement).

8. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage pre-paid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, two days after the date of deposit in the United States mails, as follows:

(i)     if to the Company, to:
AMERICAN CHAMPION ENTERTAINMENT, INC.
1694 The Alameda, Suite 100
San Jose, CA 95126-2219
Attn: Anthony K. Chan, President
Telephone No.: (408) 288-8199
Telecopier No.: (408) 288-8098

with a copy to:

Sichenzia Ross & Friedman
135 West 50th Street, 20th Floor
New York, NY 10020
Attn: Gregory Sichenzia, Esq.
Telephone No.: (212) 664-1200
Telecopier No.: (212) 664-7329

(ii)    if to the Holder, to:




ATTN:
Telephone No.: (     )      -
Telecopier No.: (     )      -

with a copy to:

Krieger & Prager LLP, Esqs.
39 Broadway
Suite 1440
New York, NY 10006
Attn: Samuel Krieger, Esq.
New York, New York 10016
Telephone No.: (212) 363-2900
Telecopier No.  (212) 363-2999

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

9. Cashless Exercise. Any other provision of this Warrant to the contrary notwithstanding, if the Effective Date of the Registration Statement has not occurred on or before the first anniversary of the Closing Date, the Holder will have the right (in addition to any other rights contemplated by the Transaction Agreements) to exercise any remaining unexercised portion of this Warrant (subject, however, to the provisions of Section 2.2 hereof) by means of "cashless exercise." If the Holder elects a "cashless" exercise, the Holder shall thereby be entitled to receive a number of shares of Common Stock equal to (x) the excess of the Current Market Value (as defined below) over the total cash exercise price of the portion of the Warrant then being exercised, divided by (y) the Market Price of the Common Stock as of the Conversion Date. For the purposes of this Section 9, "Current Market Value" shall be an amount equal to the Market Price of the Common Stock as of the Conversion Date, multiplied by the number of shares of Common Stock specified in such Notice of Exercise Form.

10. Supplements and Amendments; Whole Agreement. This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant contains the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

11. Governing Law. This Warrant shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

12. Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


13. Descriptive Headings. Descriptive headings of the several Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Warrant as
of the __ th day of                      , 2000.


AMERICAN CHAMPION ENTERTAINMENT, INC.


By:_________________________________
Name:  Anthony K. Chan
Its:        President & CEO

Attest:

________________________
Name:   George Chung
Title:     Chairman of the Board





        NOTICE OF EXERCISE OF WARRANT

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant Certificate dated as of
        , 2000, to purchase          shares of the Common Stock, par value
$.0001 per share, of AMERICAN CHAMPION ENTERTAINMENT, INC. and tenders herewith payment in accordance with Section 1 of said Common Stock Purchase Warrant.

        Please deliver the stock certificate to:







Dated:


By:


___   CASH:$_____________


___   CASHLESS1




 Ten thousand (10,000) for every $100,000 principal of Debentures purchased. Price to be filled in equal to 125% of average closing bid price of Common Stock for 3 lowest trading days (which need not be consecutive) of 10 trading days ending on date before Closing Date. Available only if Section 9 is applicable.